EXHIBIT (a)(1)(D)

                               DYNEX CAPITAL, INC.
                        OFFER TO PURCHASE FOR CASH UP TO:
         212,817 SHARES OF SERIES A PREFERRED STOCK AT $16.80 PER SHARE
         297,746 SHARES OF SERIES B PREFERRED STOCK AT $17.15 PER SHARE 304,757 SHARES OF SERIES C PREFERRED STOCK AT $21.00 PER SHARE


     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, OCTOBER 4, 2001 UNLESS THE OFFER IS EXTENDED.

                                                               September 6, 2001

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

         Dynex Capital, Inc., a Virginia corporation ("Dynex"), is offering to purchase for cash up to 212,817 shares of its Series A Preferred Stock at a purchase price of $16.80 per share, 297,746 shares of its Series B Preferred Stock at a purchase price of $17.15 per share, and 304,757 shares of its Series C Preferred Stock at $21.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated September 6, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal which, as amended and supplemented from time to time, together constitute the "Offer." We are asking you to contact your clients for whom you hold shares of Dynex Preferred Stock registered in your name (or in the name of your nominee) or who hold such shares registered in their own name. Please bring the Offer to their attention as promptly as possible.

         All shares properly tendered at or before the "Expiration Date" (as defined in Section 1 of the Offer to Purchase), and not properly withdrawn, will be purchased by Dynex, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer, including the proration provisions thereof. See Section 1 of the Offer to Purchase. Shares not purchased because of proration will be returned at Dynex's expense to the stockholders who tendered such shares promptly after the Expiration Date. Dynex reserves the right, in its sole discretion, to purchase any and all of the excess shares tendered so long as the excess number accepted by Dynex does not exceed two percent (2%) of the issued and outstanding shares of such series of Preferred Stock.

         If, proration of tendered shares of a series is required, Dynex will determine the proration factor as soon as practicable following the Expiration Date. Proration for each stockholder tendering shares of a series shall be based on the ratio of the number of shares of a series properly tendered and not properly withdrawn by such stockholder to the total number of shares of a series properly tendered and not properly withdrawn by all stockholders of a series.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6 OF THE OFFER TO PURCHASE.

         For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1. The Offer to Purchase dated September 6, 2001;

     2. Letter to Clients to send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     3. Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

     4. Notice of Guaranteed Delivery to be used to accept the Offer if the share certificates and all other required documents cannot be delivered to the Depositary before the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all the required documents to reach the Depositary before 5:00 p.m., New York City time, Thursday, October 4, 2001; and

     5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.


YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, OCTOBER 4, 2001, UNLESS THE OFFER IS EXTENDED.

         No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the Offer other than fees paid to the Information Agent, as described in the Offer to Purchase. Dynex will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. Dynex will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the Offer to Purchase and Letter of Transmittal.

         Your communications to stockholders with respect to the Offer will constitute your representation to Dynex that: (i) in connection with such communications you have complied with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder; (ii) if you are a foreign broker or dealer, you have conformed to the Rules of Fair Practice of the National Association of Securities Dealers, Inc. in making such communications; and (iii) in connection with such communications you have not used any offering materials other than those furnished by Dynex.

         In order to take advantage of the Offer, a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees and any other required documents should be sent to the Depositary with either a certificate or certificates representing the tendered shares or confirmation of their book-entry transfer all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

         Holders of shares whose certificate(s) for such shares are not immediately available or who cannot deliver such certificate(s) and all other required documents to the Depositary or who cannot complete the procedures for book-entry transfer before the Expiration Date must tender their shares according to the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

         The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

     Any inquiries you may have with respect to the Offer should be addressed to MacKenzie Partners, Inc. at the address and telephone number set forth on the back cover page of the Offer to Purchase. Additional copies of the enclosed material may be obtained from MacKenzie Partners, Inc., telephone number: (800) 322-2885.

                                       Very truly yours,


                                       DYNEX CAPITAL, INC.


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF DYNEX, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.